UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021 (August 2, 2021)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Henri A. Termeer Square Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	ALNY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2021, Alnylam Pharmaceuticals, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2021. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 2, 2021, the Company entered into an employment agreement with John M. Maraganore, Ph.D., effective as of August 2, 2021, governing the terms of his employment as its Chief Executive Officer (the “Agreement”). The principal terms of the Agreement are summarized below.

The Agreement has an initial term through December 31, 2023 and will automatically renew for one year periods unless written notice is given by either party.

Dr. Maraganore’s current compensation for the 2021 performance year will continue in accordance with the Company’s current compensation plans and practices. Dr. Maraganore’s compensation for the 2022 performance year and thereafter will be established and determined by the Company’s Board of Directors (“Board”), following its consideration of the recommendations of the People, Culture and Compensation Committee of the Board.

Dr. Maraganore will be eligible to receive a one-time award of $3,000,000, payable in shares of Company common stock, based on the Board’s assessment on the third anniversary of the effective date of the Agreement, in its discretion, of the continued enhancements to the Company’s ethics and compliance functions and program, the collaboration between Dr. Maraganore and the Company’s Executive Chair, and Dr. Maraganore’s contribution to the Company’s long-term prospects and success.

If Dr. Maraganore’s employment is terminated by the Company other than for Cause or by Dr. Maraganore for Good Reason prior to a Change in Control, as such terms are defined in the Agreement, he will not receive any cash severance, his outstanding unvested equity awards will continue to vest and be exercisable until the second anniversary of the termination date, and his outstanding vested stock options shall remain exercisable until the earlier of the second anniversary of the termination date and the original expiration dates of such options.

The Agreement also incorporates the terms of the Change In Control Agreement dated November 2, 2020 between the Company and Dr. Maraganore.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On August 3, 2021, the Company issued a press release announcing its financial results for the quarter ended June 30, 2021 and included in such release an announcement that Michael W. Bonney, the Chair of the Company’s Board, had been appointed Executive Chair of the Board to further enhance the Company’s ethics and compliance function and its integration with the business, in what is expected to be a temporary expansion of his role. Mr. Bonney will continue to serve in his historic role as Chair, including working with Dr. Maraganore and Management to ensure alignment with the Board on strategy. In connection with Mr. Bonney’s new role, Amy W. Schulman has been appointed by the Board to serve as Lead Independent Director of the Board. These appointments became effective August 2, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits shall be deemed to be furnished, and not filed:

10.1	Employment Agreement effective as of August 2, 2021 between the Company and John M. Maraganore, Ph.D.

99.1	Press Release dated August 3, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2021	ALNYLAM PHARMACEUTICALS, INC.

	By:	/s/ Jeffrey V. Poulton
Jeffrey V. Poulton
Executive Vice President, Chief Financial Officer